exhibit 10.31

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an Amendment dated November 3, 2016 (this “Amendment”) to the Employment Agreement between bluebird bio, Inc., a Delaware corporation (the “Company”), and Dr. Philip Gregory (the “Executive”) dated May 30, 2015 (the “Employment Agreement”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions of the Employment Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1. Section 5(a)(i) of the Employment Agreement is deleted and replaced with:

“(i) the Company shall pay the Executive a lump sum in cash in an amount equal to one times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) the Executive’s Target Incentive Compensation. For purposes of this Agreement, “Target Incentive Compensation shall mean the Executive’s target annual incentive compensation as set forth in Section 2(b); and”

2. All other provisions of the Employment Agreement, including the Assignment of Invention, Nondisclosure and Noncompetition Agreement attached as Exhibit A thereto, are unaffected by this Amendment and shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Nick Leschly
Its:	Chief Executive Officer

/s/ Philip Gregory
Dr. Philip Gregory